Exhibit 10.5

M/I HOMES, INC.
PRESIDENT’S CIRCLE
BONUS POOL PLAN

Section 1. Purpose.

This Plan is intended to foster and promote the financial success of the Company by providing employees who are members of the Company’s President’s Circle with the opportunity to earn incentive compensation if specified objectives are met.

Section 2. Definitions.

Whenever used in this Plan, the following terms have the meanings given to them in this Section 2, unless another meaning is expressly provided elsewhere in this Plan. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.

(a) “Account” means a bookkeeping account established for each Participant that reflects all allocations and payments pursuant to Section 4.

(b) “Beneficiary” means the individual or trust designated in writing by the Participant to be paid the balance in the Participant’s Account following the death of the Participant. If no Beneficiary is designated in writing, the Participant’s Beneficiary shall be his or her estate.

(c) “Bonus Pool” means the bonus pool described in Section 4.1.

(d) “Change in Control” means an event described in Code Section 409A(a)(2)(A)(v) and the regulations thereunder.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings or regulations issued under the Code.

(f) “Committee” means the Compensation Committee of the Company’s Board of Directors.

(g) “Company” means M/I Homes, Inc. and its consolidated subsidiaries.

(h) “Participant” means any employee of the Company who is a member of the Company’s President’s Circle. An individual shall immediately cease to be a Participant upon termination of employment.

(i) “Plan” means the M/I Homes, Inc. President’s Circle Bonus Pool Plan.

(j) “Plan Year” means each calendar year the Plan remains in effect commencing with calendar year 2006.

(k) “Pre-Tax Income” means the Company’s pre-tax income for the applicable Plan Year as computed by the Company and reflected in the Company’s audited financial statements for such Plan Year.

(l) “President’s Circle” means the executive officers of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and such other employees of the Company who are designated as President’s Circle members by the Company’s executive officers.

Section 3. Administration of the Plan.

The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that the Committee may delegate its authority to administer the Plan under this Section 3 with respect to employees who are not executive officers of the Company to any of the executive officers of the Company.

Section 4. Bonus Awards.

4.l Bonus Pool Credit. Subject to the terms of this Section 4, for each Plan Year the Company may credit an amount to a Bonus Pool account that is equal to a percentage of the Company’s Pre-Tax Income (if any) as determined by the Committee for that Plan Year.

4.2 Establishment of Account. Upon an individual becoming a Participant, an Account shall be established for such Participant. Subject to the terms of this Section 4, such Participant’s Account will thereafter be allocated such Participant’s share (if any) of each annual Bonus Pool credit (if any) and such Participant’s Account shall be reduced by the amount of all payments made to such Participant pursuant to the Plan.

4.3 Allocation of Bonus Pool Credits. Subject to the terms of this Section 4, the Bonus Pool credit made by the Company for a Plan Year (if any) shall be allocated to the Accounts of the Participants entitled to receive an allocation for such Plan Year on a pro-rata basis based upon the number of such Participants; provided, however, that (a) if an individual was admitted to the President’s Circle on or after January 1 and prior to July 1 of the Plan Year for which a Bonus Pool credit is being allocated, that Participant shall receive only a fifty percent (50%) allocation of the amount otherwise allocable to him or to her for that Plan Year, and (b) if an individual was admitted to the President’s Circle after June 30 of the Plan Year for which a Bonus Pool credit is being allocated, that Participant shall receive no allocation for that Plan Year; and, further provided, however, that a Participant shall not receive any allocation pursuant to this Section 4.3 if such Participant is not a member of the President’s Circle on the last day of the Plan Year for which such allocation is being made.

4.4 Periodic Payment of Bonus Pool Awards. On July 1 of each year or as soon as reasonably practicable thereafter but not later than September 15 of such year, each Participant may receive a single sum cash payment from the Plan equal to twenty-five percent (25%) of his or her Account balance as of July 1 of such year. The Committee shall have sole discretion to determine if an executive officer of the Company will receive such a payment and the Committee (unless delegated to the executive officers of the Company pursuant to Section 3) shall have sole discretion to determine if any other Participant shall receive such a payment.

4.5 Payment of Account Balance following Death. A Participant’s entire Account balance shall be paid to the Participant’s Beneficiary in a single sum cash payment as soon as reasonably practicable following the Participant’s death.

4.6 Payment of Account Balance upon Change in Control. Notwithstanding any other provision of the Plan, a Participant’s entire Account balance shall be paid to the Participant in a single sum cash payment upon a Change in Control and the Plan shall terminate. Such payment shall be made at the time that the transaction giving rise to the Change in Control is closed.

4.7 Forfeiture of Account. A Participant’s entire Account balance shall be immediately forfeited upon termination of employment for any reason other than death.

Section 5. General Provisions.

5.1 Assignability. Subject to Section 4.5, a Participant may not transfer, alienate, pledge, hypothecate, encumber or otherwise assign any rights under the Plan.

5.2 Amendment, Modification and Termination of the Plan. The Committee may terminate, modify or amend the Plan at any time and any such amendment or modification to, or termination of, the Plan may reduce or eliminate any Participant’s Account balance or otherwise eliminate rights granted or benefits accrued under the Plan without the consent of the affected Participant. Except to the extent permitted under Section 409A of the Code, Plan termination will not accelerate the distribution of any Plan benefits. Instead, Plan benefits will be distributed on the dates the Plan benefits would have been paid had the Plan not been terminated.

5.3 No Right to Continued Employment or Bonus. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company. No Participant shall have any claim that the Company is obligated to make a Bonus Pool credit or payment to any Participant for any Plan Year.

5.4 Tax and Benefits Withholding. The Company will withhold from the amounts distributed to a Participant pursuant to the Plan an amount sufficient to satisfy all applicable federal, state and local withholding tax requirements and shall withhold any amount it is required to withhold pursuant to the terms of the Company’s employee benefit plans.

5.5 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

5.6 No Funding. Amounts payable under the Plan are payable only from the general assets of the Company and the accrual of benefits under the Plan shall constitute an unfunded, unsecured promise by the Company to pay such amounts. No trust is created under the Plan to hold any assets. Nothing contained in the Plan shall constitute a guaranty by the Company that the assets of the Company shall be sufficient to pay any benefits hereunder.

5.7 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

This plan is adopted by M/I Homes, Inc. on this 13th day of February, 2006 to be effective January 1, 2006.

M/I HOMES, INC.
By: /s/Robert H. Schottenstein Name: Robert H. Schottenstein
Title: Chairman, Chief Executive Officer and President